EXHIBIT 10.2

SUBORDINATED LOAN AGREEMENT

This Subordinated Loan Agreement (this “Agreement”) is made as of this 29th day of December, 2023 by and between iCoreConnect, Inc. of 529 E. Crown Point Rd. Suite 250 Ocoee, FL 34761 (the “Borrower”), and PIGI Solutions, LLC of 30 Fuller Rd. Needham MA 02492 (the "Subordinated Lender").

WHEREAS, the Lender provided Borrower with capital markets advisory services in consideration of a fee of $2,000,000 that was due and payable on August 31, 2023 (the “Fee”);

WHEREAS, the parties agree that Borrower shall pay Lender an additional consulting fee of $200,000 for services provided between August 31, 2023, and the date hereof; and

WHEREAS, the Borrower has requested the Subordinated Lender to lend Borrower the Fee plus the accrued and compounding late fees and interest, for total amount of $2,000,000 on a term loan basis (the “Loan”) and the Subordinated Lender is willing to do so upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means an “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof and from time to time in The Commonwealth of Massachusetts.

“Affiliate” means with respect to the Borrower (or any other specified Person), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Borrower (or such specified Person), and shall include (i) any officer or director or general partner of the Borrower (or such specified Person), and (ii) any Person directly or indirectly controlling the Borrower (or such specified Person) through a management agreement, voting agreement or other contract.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" is defined in Section 8.1.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect on the date hereof and without giving effect to any subsequent changes thereto.

"Indebtedness" means the total of all obligations of a Person, whether current or long-term, which in accordance with GAAP would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other similar arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

"Lien" means any mortgage, pledge, assignment, lien, charge, or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention or capital lease agreement.

“Loans” is defined in Section 2.1.

“Material Adverse Change” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition of the Borrower and its Subsidiaries (on a consolidated basis), (b) the ability of the Borrower to perform material obligations under this Agreement or the other Subordinated Loan Documents, (c) the rights and remedies of the Subordinated Lender under this Agreement or the other Loan Documents, or (d) the ability of the Borrower to operate or conduct business in all material respects in the manner in which it is currently operated.

“Permitted Liens” means (i) warehousemen’s, mechanics’, carriers’ and other similar liens arising by operation of law in the ordinary course of the Borrower’ business, (ii) liens in favor of the Senior Lender and Subordinated Lender, and (iii) purchase money security interests (or capital leases) in tangible personal property purchased or leased, where the security interest covers only such property and secures only the cost thereof.

"Person" means an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or other business entity, or a government or any agency or political subdivision thereof.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower, except as required pursuant to the Company’s Series A preferred stock.

"Senior Lender" means Element.

"Senior Loan Agreement" means the agreement by which Element loaned $2,000,000 to Borrower.

“Stockholder’s Equity” means the net assets of the Borrower as owned by the stockholders thereof in capital stock and undistributed earnings, as determined in accordance with GAAP.

"Subordinated Loan" means any obligation of the Borrower to the Subordinated Lender under this Agreement.

“Subordinated Loan Documents” is defined in Section 3.1.

“Subordinated Note” means, individually, that certain Subordinated Note of even date herewith given by the Borrower to the Subordinated Lender in the principal amount of $2,000,000.

“Subordinated Security Agreement” is defined in Section 3.1.

“Subsidiary” or “Subsidiaries” means any partnership, corporation, association, trust, limited liability company or partnership or other business entity of which any Borrower shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding Voting Interests.

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1.2. Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class. All references to the Borrower in this Agreement shall be deemed to include, where the context permits, any Subsidiary of the Borrower. The word “day” will be construed as meaning any calendar day. References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. Accounting terms that are not otherwise expressly defined herein shall have the meanings (if any) ascribed to them under GAAP, consistently applied. References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2. The Loan.

2.1. Loan.

2.1 (a). Loan Amount. Subject to the terms and conditions of this Agreement, the Subordinated Lender hereby agrees to make a loan to Borrower in the original principal amount of $2,000,000 (the "Loan Amount").

2.1(b). Interest; Term. Interest shall accrue on all loaned principal at the rate of fifteen percent (15%) per annum, compounded monthly, as set forth in the Subordinated Note. Borrower shall pay Lender all principal and interest accrued thereon monthly according to the amortization schedule attached to the Note on the twenty-second day of each month beginning on January 22, 2024, and shall pay the entire principal amount and all interest accrued thereon on or before December 31, 2024. The Borrower shall have the right to prepay any and all of the Loan Amount in whole or part without payment of any penalty or premium.

3. Security for Loan.

3.1. Security. As security for the obligations of the Borrower to Subordinated Lender, the Borrower shall execute and deliver to Subordinated Lender, or cause to be delivered to the Subordinated Lender, among other things, the Subordinated Security Agreement dated on or about the date hereof (the “Subordinated Security Agreement”). The Subordinated Note, this Agreement, the Subordinated Security Agreement, and all other documents executed in connection therewith and/or delivered in relation thereto shall be collectively referred to herein as the “Subordinated Loan Documents”.

4. Fee for Consulting Services

4.1. In consideration for the Lender providing to the Borrower advisory and introductory services, including to research providers, Borrower owes Lender an additional fee of $200,000, which shall be due and payable as follows:

Upon execution of this Agreement:	$50,000
March 22, 2024:	$50,000
June 22, 2024:	$50,000
September 22, 2024:	$50,000

5. Conditions to Loan.

5.1. Conditions to Loan by Subordinated Lender. The making of the Loan under this Agreement is conditioned upon the following: (i) the Borrower’s representations and warranties herein shall be true and correct in all material respects as of the date of such loan; and (ii) there shall exist no Event of Default nor any event which, with notice or lapse of time or both, would become such an Event of Default.

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6. Representations and Warranties.

6.1. The Borrower represents and warrants to the Subordinated Lender that: (a) The Borrower is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware; (b) the Borrower has full power to enter into and perform this Agreement, the Subordinated Note and other Subordinated Loan Documents and has taken all necessary corporate and other action to authorize, or to cause, the execution, delivery and performance of this Agreement, the Subordinated Note and the other Subordinated Loan Documents; (c) this Agreement, the Subordinated Note and the Subordinated Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms; (d) the execution, delivery and performance of this Agreement, the Subordinated Note and the Subordinated Loan Documents will not violate any provision of any existing law or regulation applicable to Borrower or of its governing documents or of any order or decree of any court, arbitrator or governmental authority or of any material contractual undertaking to which it is a party or by which it may be bound which would reasonably be expected to result in a Material Adverse Change; (e) no consents, licenses, approvals or authorizations of, exemptions by or registrations or declarations with, any governmental authority are required by the Borrower with respect to this Agreement, the Subordinated Note or the Subordinated Loan Documents; (f) the Borrower has filed all Federal income and other material tax returns required to be filed by it and has paid all taxes due or any assessment received by it; and (g) there is no action, suit or proceeding pending against, or to the Borrower’s knowledge threatened against or affecting the Borrower before any court, arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Change.

7. Covenants of the Borrower.

7.1. Covenants. The Borrower covenants and agrees with the Subordinated Lender as follows:

a. Loan Payments; Loan Proceeds. The Borrower shall pay all amounts due under the Subordinated Note at the times and places and in the manner provided by the Subordinated Note and in Section 2 and Section 4 above, and promptly pay when due all other amounts owing to Subordinated Lender with respect to fees and otherwise as required by the Subordinated Loan Documents.

b. Licenses etc. Borrower shall preserve its existence as a corporation; comply with all applicable laws and regulations; maintain all material property necessary or useful in its business in good working order and repair; pay when due all taxes and all lawful claims which otherwise might result in liens on its property; and comply with all funding and other material requirements under the Employee Retirement Income Security Act of 1976, as amended; provided that failure to comply with any of the above would reasonably be expected to result in a Material Adverse Change.

c. Merger; Ownership. Borrower shall not merge or consolidate with any Person (except the merger of Subsidiaries into Borrower) or sell any material assets, except in the ordinary course of business without the prior written consent of Subordinated Lender which consent shall not be unreasonably withheld. There shall occur no change in control of the Borrower and there shall be no change of ownership permitted at any time the Loans remain outstanding without the prior written consent of Subordinated Lender which consent shall not be unreasonably withheld.

d. Liens. Borrower shall not pledge any interest in, create, permit to be created or suffer to exist any security interest, mortgage, lien or other encumbrance upon any of Borrower’s assets, except for the Permitted Liens.

e. Event of Default. The Borrower shall immediately notify the Subordinated Lender of the occurrence of any Event of Default or any event which, with notice or lapse of time or both, would become such an event.

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f. Taxes. The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any property of the Borrower; provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the taxing authority or claimant and as to which the Borrower shall have set aside on its books adequate reserves.

g. Insurance. The Borrower shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be reasonably satisfactory in the good faith discretion of the Borrower. The Borrower shall keep all inventory, equipment, furnishings and other tangible personal property owned by the Borrower and kept or used therein fully insured against fire, lightning and extended coverage perils and against such other risks as the Subordinated Lender may from time to time require, in an amount equal to the aggregate full insurable value thereof.

h. Asset Sales. Sales of assets by Borrower shall only be permitted with Subordinated Lender’s prior written consent except for sales in the Borrower’s ordinary course of business and obsolete equipment.

i. Reserved.

j. Information. The Borrower and its Affiliates shall provide the Subordinated Lender with such information as the Subordinated Lender may from time to time reasonably request.

k. Lien Restriction. The Borrower shall not sell, transfer, pledge, hypothecate or otherwise encumber, or cause or permit the existence of any encumbrance of, any of the stock of, or the Borrower’s interest in, any of the Subsidiaries, other than (i) encumbrances in favor of the Senior Lender, (ii) encumbrances in favor of the Subordinated Lender, (iii) restrictions on transfer under applicable securities laws, and (iv) restrictions under the Subordinated Loan Documents.

l. Transactions with Affiliates. The Borrower shall not enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

m. Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

8. Events of Default; Remedies.

8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement provided such occurrence exceeds any applicable notice or cure periods:

a. The Borrower shall fail to make any payment of principal or interest on the Subordinated Note when due thereunder or any other payment obligation in respect of this Agreement within ten days (10) of the date when due; or

b. Any representation or warranty of the Borrower contained herein or in any of the other Subordinated Loan Documents shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with the execution and delivery of this Agreement or any other instrument, document, certificate or statement executed and delivered in connection with any Loan shall at any time prove to have been incorrect in any material respect when made; or

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c. The Borrower shall default in the performance of any term, covenant or agreement contained in this Agreement or Senior Loan Agreement and such default shall continue unremedied for ten (10) days after notice thereof shall have been given to the Borrower, or

d. [Reserved]

e. The Borrower shall be dissolved, shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors; or a trustee, receiver or liquidator shall be appointed for the Borrower or for a substantial part of the property of Borrower; or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower under the laws of any jurisdiction (provided that, if involuntary, such proceedings shall not be an Event of Default unless they are not stayed or dismissed within forty-five (45) days); or

g. Any execution or similar process claiming an amount owed shall be issued or levied against the Borrower or any of its property and such writ, attachment, execution or similar process shall not be paid, released, vacated or fully bonded within twenty (20) days after its issue or levy; or any writ of attachment or trustee process shall be served upon the Senior Lender relating to goods, effects or credits of the Borrower in the possession of or maintained with the Senior Lender; or

h. The Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary); or

i. The Borrower shall suffer any Material Adverse Change; or

j. The Borrower shall become liable under federal or state law for environmental remediation or other measures, the cost of compliance with which is not covered by insurance and would have a material adverse effect upon the business, prospects, operations or financial condition of the Borrower; or

k. Entry of any court order against the Borrower which enjoins, restrains or in any way prevents the Borrower from conducting all or any part of its business activities or materially interferes with the ownership, use or occupation of any if its assets which court order is not rescinded or dismissed within ten (10) days of its issuance; or

l. Entry of any final judgment(s) against the Borrower, not covered by insurance, in an aggregate amount greater than $10,000, the criminal conviction or indictment of the Borrower or any senior officer of the Borrower, or the entry of any judgment against the Borrower or any senior officer of the Borrower for any act involving moral turpitude, dishonesty, theft, unethical business conduct or any conduct which, in the sole discretion of the Subordinated Lender, impairs or injures the reputation of the Borrower or any senior officer of the Borrower or harms the Borrower in any way.

For purposes of clauses (j), (k) and (l) above, a loss or liability shall not be deemed to be "not covered by insurance," notwithstanding that the insurer has not paid the claim, if a claim has been submitted in writing and the Borrower reasonably believes that it is covered by the relevant insurance, provided that any claim not paid or agreed to be covered by the insurer within sixty (60) business days after it is submitted shall be deemed to be not covered by insurance.

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8.2. Rights and Remedies on Default. Upon the occurrence of, and during the continuation of, any Event of Default beyond any applicable notice or cure periods if such Event of Default has not been waived by the Subordinated Lender, and at any time thereafter, in addition to any other rights and remedies available to the Subordinated Lender under this Agreement or otherwise, the Subordinated Lender may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

a. Declare the entire unpaid principal amount of the Subordinated Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Indebtedness of the Borrower to the Subordinated Lender hereunder and thereunder, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. If the Lender declares the principal amount owing under this Agreement to be immediately due and payable, and the Borrower fails to provide full payment, interest at the rate of twenty percent (20%) per annum, compounded monthly, will be charged on the outstanding amount, commencing the day the principal amount is declared due and payable, until full payment is received by the Lender

b. Enforce the provisions of this Agreement and/or the other Subordinated Loan Documents by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the Subordinated Lender may recover its reasonable costs and expenses caused by any breach by the Borrower of the provisions of this Agreement or the other Subordinated Loan Documents, including court costs, reasonable attorneys' fees and other reasonable costs and expenses incurred in the enforcement of the obligations of the Borrower under this Agreement.

c. Exercise all rights and remedies under this Agreement and/or under the Subordinated Note, the Subordinated Loan Documents and any other agreement with the Subordinated Lender; and exercise all other rights and remedies which the Subordinated Lender may have under applicable law.

9. Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns, provided that the Borrower may not assign any rights or obligations under this Agreement without the prior written consent of the Subordinated Lender. It is agreed that the Subordinated Lender may assign the Subordinated Loan Documents; provided, however, that so long as no Event of Default has occurred and is continuing, the advance written consent of the Borrower (not to be unreasonably withheld) shall be required for each such participation or assignment; and provided, further, that the Subordinated Lender shall not be released of any of its obligations under this Agreement or any of the other Subordinated Loan Documents by virtue or as a result of such participation.

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10. Interpretation, Etc.

This Agreement, the Subordinated Note and the other Subordinated Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior correspondence or agreements relating thereto. The headings herein are for convenience of reference only and shall not affect the interpretation hereof. No provision of this Agreement, the Subordinated Note or the other Subordinated Loan Documents may be amended or waived except by a written instrument signed by the party or parties to be charged. No failure or delay by the Subordinated Lender in exercising any right, power or privilege under this Agreement or under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. If any provision hereof or thereof is prohibited or unenforceable in any jurisdiction, the same shall not affect the remaining provisions hereof and thereof nor affect the validity or enforceability of such provision in any other jurisdiction. This Agreement shall remain in effect as long as there remains outstanding any sum under any of the Subordinated Note or prior to demand for repayment by Subordinated Lender or the maturity dates contained herein. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument. Borrower irrevocably submits to the jurisdiction of any Massachusetts court or any federal court sitting within the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum

11. Waiver of Jury Trial.

THE SUBORDINATED LENDER AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE SUBORDINATED LENDER AND THE BORROWER AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE SUBORDINATED LENDER NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12. Notices.

Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery, by facsimile or by certified United States Mail, postage prepaid sent to the Borrower to its chief executive officer, at the applicable address set forth on Page 1 hereof and if to Subordinated Lender 30 Fuller Rd. Needham MA 02492 or to such different address as either the Borrower or Subordinated Lender shall have designated by written notice to the other sent in accordance herewith. Facsimile copies of all notices to Subordinated Lender shall also be sent to Michael F. Zullas, Esq., Casner & Edwards LLP, 303 Congress Street, Boston, MA 02210 (facsimile: 617-426-8810). Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, in the case of delivery by facsimile, upon transmission with confirmation of receipt, or in the case of delivery by certified United States Mail, two days after deposit therein.

13. Costs and Expenses.

The Borrower agrees to pay on demand all reasonable and customary costs and expenses (including without limitation, reasonable legal fees) of Subordinated Lender in connection with the preparation, execution and delivery of this Agreement, the Subordinated Note and the Subordinated Loan Documents and any amendments or modifications of any of the foregoing, or in connection with the examination, review or administration of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel and independent public accountants) incurred by Subordinated Lender in connection with interpreting, administering, preserving, enforcing or exercising any rights or remedies under this Agreement, the Subordinated Note and the Subordinated Loan Documents, all whether or not legal action is instituted.

14. Counterparts.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. The counterpart signature pages signed by each party hereto are expressly agreed and acknowledged to be integrated parts of this Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

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EXECUTED under seal as of the date first above written.

LENDER:

PIGI SOLUTIONS, LLC

By:
Name:	Peter Wright
Title:	President

BORROWER:

iCORECONNECT, INC.

By:
Name:	Robert McDermott
Title:	President and Chief Executive Officer

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